Laredo Resources Corp.

300 Jameson House, 838 West Hastings Street, Vancouver, BC Canada V6C 0A6 Phone: 604 669-9000

September 10, 2012

PERSONAL AND CONFIDENTIAL

Robert Gardner

349 - 2153 Georgia Street

Vancouver, BC

V6B 3V3

Dear Robert Gardner

Laredo Resources Ltd. ("Company") is pleased to confirm that your employment as a director is on the terms and conditions set out in this letter agreement ("Agreement").

1. Duties: You will perform the duties normally associated with being a director. You will also be responsible for managing the Company.

2. Salary: Company will pay you a monthly fee in the amount of $6,000.00. You agree that because Company is a start-up company that cash flow uncertainties prevent regular payment of your fees, and may even require Company to pay you additional monies in a subsequent year if it cannot pay you your full monthly fee.

3. Benefits: Company will make reasonable efforts to obtain for you benefit coverage. Company is not able to guarantee any specific coverage at any specific level.

4. Term: This Agreement shall be for a two year term which will be renewed automatically unless Gardner is advised in writing at least three months prior to the term expiry.

5. Commencement: The term of this Agreement shall commence at the beginning of this month, September 1st, 2012.

6. Company Policies and Procedures: You are required to comply with Company's policies and procedures as published and amended by Company at its sole discretion, from time-to-time. In the event of a conflict between those policies and procedures and this Agreement, this Agreement will take precedence.

7. Confidential Information: You will not, either during or after your employment, disclose to any third party or use or attempt to use (except in the bona fide performance of your duties), either directly or indirectly, any trade secret or information that has not become public knowledge concerning the business and affairs of Company without the prior written consent of Company.

8. Entire Agreement: This Agreement represents the entire agreement between you and Company and its affiliated companies concerning the terms and conditions of your

Laredo Resources Corp.

300 Jameson House, 838 West Hastings Street, Vancouver, BC Canada V6C 0A6 Phone: 604 669-9000

employment and supersedes any previous oral or written communications, representations, understandings or agreements. Subject to paragraph 6, this Agreement may not be altered or modified except by agreement in writing signed by the parties.

We look forward to continuing to work with you as our director. We encourage you to obtain legal advice about this Agreement before you sign it. Once you are ready to indicate your acceptance of this offer, kindly sign the enclosed copy of this Agreement and return it to us. We would appreciate your response by September 11, 2012.

Yours truly,

Laredo Resources Ltd.

BY: /s/ Robert Gardner

Name:

Title: Corporate Director

I, Robert Gardner, confirm my agreement to the terms of the contract contained in this Agreement and acknowledge and declare that I have carefully considered and understand those terms and agree that they are mutually fair and equitable.

/s/ Robert Gardner               Date: April 15, 2013